UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 11, 2005

SPACEHAB, Incorporated

(Exact name of registrant as specified in its charter)

Washington	0-27206	91-1273737
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12130 Galveston Road (Hwy 3), Building 1, Webster, Texas	77598
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 558-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2005 the Company entered into an agreement with John B. Satrom pursuant to which Mr. Satrom will provide consulting services to the Company. The initial term of the agreement begins August 15, 2005 and ends December 31, 2005, with additional periods of six months each until terminated by either party by notifying the other party of such termination at least thirty days prior to the end of the initial term or any subsequent term. The Company shall pay Mr. Satrom a retainer fee at the rate of $5,000 per month. For any additional time spent over forty hours in a month, Mr. Satrom will be paid $125 per hour. Mr. Satrom resigned as Senior Vice President and General Manger of our Astrotech Space Operations business unit effective August 12, 2005.

Section 8 Other Events

Item 8.01 Other Events

On August 11, 2005, SPACEHAB issued the press release attached as Exhibit 99.1 announcing that effective August 12, 2005, John B. Satrom has resigned as Senior Vice President and General Manager of our Astrotech Space Operations business unit.

Due to the resignation of Mr. Satrom, Mr. Jim Royston will take on a broader role as Deputy General Manager of Astrotech Space Operations reporting directly to Michael Kearney, Chief Executive Officer. Since 2002, Royston has led the Company’s Florida ground operations and brings over 15 years of industry experience to the table. In addition, SPACEHAB announced that Don M. White, Jr. will be joining the Astrotech team as Vice President of Florida Operations. Mr. White, who has more than 20 years of payload processing and project management experience, will oversee spacecraft processing for civil, military, and commercial customers out of Astrotech’s main base in Titusville, Florida.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) A copy of the Press Release announcing the resignation of John B. Satrom and the related organizational changes is attached as Exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPACEHAB, Incorporated
(Registrant)

Date August 16, 2005	By	/s/ Nicholas G. Morgan
(Signature)*
Nicholas G. Morgan
Vice President, Controller and Chief Accounting Officer

*	Print name and title of the signing officer under his signature.

Exhibit No.	Description
99.1	Press Release, dated August 11, 2005.